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FOR IMMEDIATE RELEASE

For further information contact:

Carroll D. McHenry
Chairman, CEO and President
972.633.4037

Marjean Henderson
Sr. Vice President and CFO
972.633.4035

              HEARTLAND ANNOUNCES AGREEMENT WITH SENIOR BONDHOLDERS
                        TO SUPPORT PLAN OF REORGANIZATION

DALLAS, Texas - October 6, 1998 - Heartland Wireless Communications, Inc. (NASDAQ NMS -- HART), America's largest wireless cable company, today announced that it has reached an agreement with the holders of a majority in principal amount of Heartland's $115 million 13% senior notes due 2003 and $125 million 14% senior notes due 2004 (together, the "Senior Notes") to support a "pre-negotiated" plan of reorganization (the "Plan"). The Plan, if consummated, will allow Heartland to convert the Senior Notes and Heartland's 9% convertible subordinated discount notes due 2004 (the "Subordinated Notes") into new shares of Heartland common stock. The aggregate amount of debt to be converted into common stock under the Plan is expected to total $323 million, comprised of $240 million in principal amount of the Senior Notes and $26 million of accrued interest, plus $57 million in accreted amount of the Subordinated Notes. Heartland intends to implement the Plan by filing a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code and formally soliciting consents of the holders of the Senior Notes, Subordinated Notes and certain other impaired claims. Heartland intends to file the Plan with a U.S. Bankruptcy Court on or before November 13, 1998.

Under the Plan, the reorganized Heartland will emerge with no long-term debt except for approximately $15 million of installment notes payable to the Federal Communications Commission ("FCC") for the company's "basic trading areas" or "BTAs," and certain capital lease obligations.

In exchange for cancellation of the Senior Notes, holders of the Senior Notes will receive 97% of the issued and outstanding common stock of the reorganized Heartland. Holders of the Subordinated Notes, existing common stock and certain litigation claims (collectively, the "Junior Claimants") will receive the remaining 3% of the common stock of the reorganized Heartland, as well as warrants ("Warrants") to purchase 10% of the common stock of the reorganized Heartland on a fully diluted basis (collectively, the "Junior Claimants' Pool"). The exact allocation of the Junior Claimants' Pool to each class of Junior Claimants has not yet been approved by the company's board of directors.

Under the Plan, the Warrants will have a term of eight and one-half years and an exercise price based on the total principal amount of Senior Notes and accrued interest outstanding on the date the Company files its Chapter 11 petition.



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The Plan will provide for continued payment of trade creditors in the ordinary course of business, including all vendors, programmers, landlords, the FCC, and all ITFS and MMDS channel license holders that lease excess spectrum capacity to Heartland. Additionally, the Plan will provide for uninterrupted payment of all material employee wages and benefits.

Under the Plan, the company's new board of directors will consist of seven members, all of whom will be selected by the holders of the Senior Notes, except that one director will be a member of the company's management. The Plan contemplates that the company will implement compensation and incentive plans to align the interests of management and key employees with the owners of the reorganized Heartland.

Carroll McHenry, Chairman, President and CEO of Heartland, commented, "With the assistance of our financial advisors, over the last 10 months we have examined several alternatives to a pre-negotiated bankruptcy filing. Because of the enormous burden of servicing our long-term debt, we believe that this action is the best alternative to allow the company to strengthen its balance sheet, execute its future business plan and maximize the value of its assets. We intend to continue payments to all trade creditors, channel lessors and employees, and the Plan will not impede management in operating our business in the ordinary course. We also anticipate no change of programming or interruption of service to our customers. Heartland should emerge from these proceedings with the strongest capital structure in the wireless cable industry."

Although the holders of a majority in principal amount of the Senior Notes have agreed to support the Plan, consummation of the Plan is subject to receipt of additional requisite votes accepting the Plan following its filing with the Bankruptcy Court, and confirmation of the Plan by the Bankruptcy Court. There is no guarantee that the requisite acceptances or confirmation will be obtained.

                                     * * * *

Wireless cable operators use FCC-licensed microwave frequencies in the 2.1-2.7 GHz range to deliver cable television programming and high-speed Internet services. Heartland Wireless Communications, Inc. is America's largest wireless cable television company, currently serving approximately 166,000 video subscribers in 57 markets. Heartland holds wireless cable channel rights in 90 small to mid-size markets located in the central U.S., and owns a 20% equity interest in Wireless One, Inc. (NASDAQ -- WIRL), the largest wireless cable operator in the southeastern U.S., and a 36% equity interest in CS Wireless Systems, Inc., one of the largest wireless cable companies in the nation in terms of subscribers and line-of-sight households.

The Company invites you to visit its Web site at http://www.heartland-wireless.com.

Except for any historical information contained in this press release, this press release contains forward-looking statements that involve risks and uncertainties, including the risk of non-approval or non-confirmation of the Plan and other risks and uncertainties described in the company's 10-K for the period ended December 31, 1997, the company's 10-Q for the period ended June 30, 1998, and other SEC reports of Heartland Wireless Communications, Inc.